Exhibit 99.1

Press Release

Telenet announces First Half 2007 results

•   EBITDA growth of 19%, margin at 48%; doubling of operating free cash flow

•   Record first half RGU additions

•   €6.00 per share cash distribution to shareholders

Belgium, August 6, 2007 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its consolidated results under International Financial Reporting Standards as adopted by the EU (“EU GAAP”) for the first half of 2007:

Highlights

•                  Strong first half year RGU additions reflecting strong progress made in our first quarter and a good second quarter in line with projected seasonal trends;

•                  Continued solid annual growth of triple play customers (up 36%) and ARPU per unique customer (up 13%);

•                  Revenue of €456.7 million, up 15%;

•                  EBITDA of €217.9 million, up 19%, first half year EBITDA margin a solid 48%;

•                  Net profit of €117.7 million compared to a loss of €1.1 million a year ago. Excluding one-time impact of deferred tax asset, recurring net profit of €24.7 million, up 22%;

•      Strong improvement in operating free cash flow to €88.5 million, double from €44.1 million last year.

•                  Capital reduction of €6.00 per share, subject to shareholders’ approval.

For the six months ended	June 30, 2007	June 30, 2006	Change %

Financial highlights (€ millions) - continuing operations

Revenues	456.7	396.2	15%
Net income, reported	117.7	(1.1)	n/m
Net income, excluding one-time effects	24.7	20.2	22%

Basic earnings per share (EUR)	1.16	(0.01)
Diluted earnings per share (EUR)	1.10	(0.01)

EBITDA (1)	217.9	182.5	19%
EBITDA margin (%)	48%	46%

Operational highlights (000 RGUs)

Basic cable television	1,726	1,604	8%
Premium television	348	212	64%
Broadband internet	826	669	23%
Fixed telephony	500	399	25%
Mobile telephony (active SIM cards)	37	—	n/a

Triple play customers (2)	271	199	36%
RGUs per unique customer (2) (3)	1.54	1.45	6%
ARPU per unique customer (€ / month) (2) (4)	29.4	26.1	13%

Telenet Group Holding NV                                      Earnings Release 1H 2007

(1)  EBITDA is defined as Operating Profit + Depreciation and Impairment + Amortization + Amortization of Broadcasting Rights.

(2)  On Telenet network only, excluding former UPC Brussels area (Brussels and Leuven) and Partner Network.

(3)  Revenue Generating Unit (RGU) is separately a Basic Cable Subscriber, Broadband Internet Subscriber or Fixed Telephony Subscriber. A home may contain one or more RGUs.

(4)  Average monthly revenue (ARPU) per unique customer is calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and excluding interconnection revenue, installation fees and mobile telephony revenue) for the indicated period, divided by the average of the opening and closing unique customers for the period.

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“Our first half results of the Company were very pleasing from both an operational and financial perspective. We achieved excellent subscriber growth, with over 165,000 organic net RGU additions during the first half of 2007 and made significant progress across all core product lines. Our total RGU base reached over 3.4 million and excluding the UPC Belgium acquisition, increased by a solid 12% compared to a year ago. This resulted in some new milestones being achieved: fixed telephony subscribers passed the half a million barrier while our iDTV subscribers now number more than three hundred thousand, meaning that we have converted another 10% of our analog subscriber base to digital over the past twelve months.

The combination of our state-of-the art broadband internet product, flat fixed line telephony tariffs and innovative digital television products, all bundled attractively, remained the key to the success of our solid first half. This was demonstrated through continued acceleration of our triple play customer growth, increasing ARPU per unique subscriber and increasingly efficient cost-to-serve metrics. The value of our bundles and products in general is also reflected in our customer loyalty, which once again yielded very low churn levels on our broadband internet and telephony products. Alongside our strong residential services statistics, our business services division also reported solid revenue growth as our strategy of optimizing our services and customers continued to generate positive results.

On the financial side, we enjoyed a very favorable first half of 2007 with reported results yielding solid double-digit growth rates, at the higher end of our 2007 outlook. We reported consolidated revenue of €456.7 million, up 15% from last year of which a portion is attributable to the UPC Belgium acquisition. Our broadband internet product was again our flagship product in terms of absolute revenue growth, while iDTV’s contribution is clearly growing. We are especially pleased with our first half EBITDA of €217.9 million, an increase by 19% year-on-year, yielding a healthy margin of 48%. This margin improvement of two percentage points compared to last year is a clear result of the process-oriented organization that we have been deploying over the last couple of quarters. In this context, we have launched several process improvement and efficiency programs by reducing or shifting the focus from a rather back office oriented to a customer oriented organization, enriching the relationship we have with our customers. The combination of strong top line growth and well controlled expenses resulted in good progress in our operating result, up 40% from the first half of 2006 to €103.5 million. Our reported net income was €117.7 million for the first half of 2007, compared to a net loss from continuing operations of €1.1 million for the same period last year, but both periods included significant one-off items. This year, we recognized a deferred tax asset and last year we incurred debt refinancing costs. Excluding these items, we still registered a solid net profit of €24.7 million, up by 22%, compared to €20.2 million for the first half of 2006. Our results for this year’s first half translated into operating free cash flow of €88.5 million, which is more than double last year’s.

Looking ahead, we will continue to manage a balance between strong growth, high margins and making well-determined investments in our future. It remains our commitment to offer our customers innovative, top quality products at attractive prices.

Having pioneered the introduction of flat fee telephony rate plans, interactive services over digital television and bundles, we were also the first to introduce a recently launched low tier broadband product, BasicNet. With the launch of this entry-level service, it is our intention to further push broadband penetration in Belgium. In the UPC Belgium area, we have just introduced the full suite of Telenet broadband internet, telephony and iDTV products, together with the bundled offers available to our other customers. We hope that the favorable decision in the dispute with Interkabel will rejuvenate our conversations, eventually leading to a mutual agreement for interactive video services across all Flanders.

In addition to these various elements addressing our customers, we believe our Company is in good shape and can now also consider our shareholders. Last month, our Board of Directors approved a debt refinancing plan in which we will draw a new credit facility of €2.3 billion, extending the average maturity of our financing by 50% to 7.6 years and which will lower the interest costs on existing debt by approximately 10%. The additional cash proceeds generated will be partially made available for distribution to our shareholders by means of a capital reduction, resulting in a €6.00 per share paydown and will take place in the fourth quarter of this year, subject to shareholders’ approval. Through its credit facility, Telenet has created an “asset”, hence we will keep a portion of these cash proceeds for smart corporate opportunities taking into account our strict criteria for return on equity as exemplified by the acquisition of UPC Belgium. If no opportunity materializes within the next six to nine months, we will consider a new distribution of capital to our shareholders.

In conclusion, with our first half of 2007 results and our assessments for the remainder of the year, we are pleased to be well on track to reach our full year 2007 outlook.”

About Telenet: Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET.

Additional Information: Additional information on Telenet and its products can be obtained from www.telenet.be.  Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of our website. Our 2006 Annual Report and Reports for the Three Months ended March 31, 2007 and Six Months ended June 30, 2007 as well as presentations related to the financial results of the Three Months ended March 31, 2007 and Six Months ended June 30, 2007 have been or will be made available from the investor relations pages of our website (http://investors.telenet.be).

Contacts:

Press:	Jan de Grave	Stefan Coenjaerts
	Director Communications	Corporate Communications
	jan.de.grave@staff.telenet.be	stefan.coenjaerts@staff.telenet.be
	Phone: +32 15 333 465	Phone: +32 15 335 006

Analysts and	Vincent Bruyneel
Investors:	Director Investor Relations
vincent.bruyneel@staff.telenet.be
Phone: + 32 15 335 696

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; our ability to complete the integration of our billing systems; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations.  We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information: The audited consolidated annual financial statements of Telenet Group Holding as of and for the years ended December 31, 2005 and 2006 have in each case been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) unless otherwise stated.

1        Operational highlights

In the first half of 2007, we continued to create momentum in triple play development by reporting our strongest first half year-on-year growth in terms of total RGU’s as well as in triple play customers on our network. Approximately 271,000 customers (+36% compared to the end of 1H 2006) or 17% of customers on the Telenet network now enjoy a triple play service compared to 12% as of June 30, 2006. This resulted in further increased RGUs per unique subscriber, to 1.54x, as of June 30, 2007 from 1.45x as of June 30, 2006. This strong evolution is attributable to the ongoing success of our bundled offers and good cross sell rates. This was particularly boosted in our first quarter where we enjoyed strong iDTV set top box additions following the discounts offered in January 2007. Our second quarter operational performance reflects the typical seasonal pattern of our business in being less active than the first quarter.  Our churn continued to enjoy a decreasing pattern to particularly low levels; which we believe reflects the improved customer loyalty and satisfaction from the launch of bundles last year.

The foregoing numbers do not yet include our mobile telephony service, where we were able to add more than 24,000 active SIM-cards during the first half of the year to end up with 37,000 active SIM-cards as of June 30, 2007. This service has been positioned as an add-on and retention product without specific marketing campaigns.

In line with the solid developments in triple play, ARPU per unique customer on the Telenet network also reported its largest year-on-year increase to date to €29.4 for 1H 2007, up from €26.1 for 1H 2006 (+13%).

Overall, the operational performance of our first half, combining a typically strong first quarter and a weaker second quarter in terms of projected seasonality of sales, was very pleasing. We expect trends in the multiple play evolution to be maintained and further support our expectations of total revenue and profitability growth.

1.1        Broadband internet – Steady ARPU and continued low churn

The first half of 2007 provided a net 97,000 increase to our broadband internet subscriber base compared to end of 2006, taking our total to 826,000 as of June 30, 2007. This represents a 23% increase on our prior year’s first half. Excluding UPC Belgium’s 1H 2007 beginning position, organic net additions amounted to 55,000. Out of the total subscriber number, 28,000 were attributable to business customers. This implies our residential broadband customer base grew to 798,000 at the end of 1H 2007, up from 644,000 at the end of June 2006. Churn in this service continued to decrease to 7.2% for 1H 2007 from 8.4% for 1H 2006, which we believe is a positive reflection of an improving customer satisfaction for our broadband offerings. Our range of higher and lower tier products, has enabled us to maintain a stable market share during these periods. For the sixth consecutive half year, we were able to maintain our stable broadband internet ARPUs.

1.2        Telephony – Further pressure on ARPU but strong subscriber growth

We ended the first half of 2007 with 500,000 total telephony subscribers, an increase of 45,000 for the first half or 25% since the end of June 2006. Out of these, we grew our residential telephony base to 492,000 subscribers at the end of 1H 2007 from 393,000 at the end of June 2006. In line with our expectations, we experienced continued downward pressure on our telephony ARPUs, primarily due to the uptake by new subscribers and the migration effect on our current customer base to flat rate tariff plans. On the other hand, the positive customer satisfaction and the general appeal towards transparent tariff plans and triple play offering, was further reflected in the improved churn rates of 7.6% for 1H 2007 compared to 9.7% for 1H 2006.

The key drivers of our telephony subscriber growth continue to be the various FreePhone products (FreePhone and FreePhone 24), which offer different fixed rate calling plans. Residential telephony remains a highly competitive market in which we anticipate continued innovation in the packaging of telephony services.

1.3        Television – Solid iDTV customer additions; stable ARPU

By the end of the first half of 2007, we had a total of 348,000 subscribers taking one or more premium television services from us, including 309,000 iDTV subscribers, 33,000 Prime customers (on the former Canal+ platform) and 6,000 customers subscribing to premium content on the former UPC Belgium network. Boosted by the strong seasonal sales in January and the introduction of rental boxes, we achieved a net increase of 84,000 subscribers, our biggest half year of iDTV subscriber growth since the service was launched. We have seen increasing progress in the take up of our DigiCorder set top box including PVR functionality and consistent growth in video on demand transactions, as well as in pay per use revenue. The incremental ARPU (in addition to the basic subscription fee) generated by iDTV subscribers that have their smartcard enabled remained stable at €13.7 in the first half of 2007.

Subscribers to basic analog or basic digital television services reached a total of 1,726,000 compared to 1,604,000 at the end of June 2006. The total subscriber number at end of 1H 2007 included 130,000 customers on the acquired UPC Belgium network, and reflects a slight decrease in the overall subscriber base. This decline is in line with our anticipations in light of increased television competition in our network area from other digital television and satellite providers. The increases in the basic subscription fee and copyright charges started to incrementally impact our first half 2007 revenue and resulted in a slightly higher ARPU.

1.4        Telenet Solutions – Solid managed services communications portfolio

Our business service division continues to gain traction through its segmented approach in offering coaxial, DSL and fiber based products for voice, data and internet services. Revenue for the first half 2007 reached €42.7 million, up 13% on the same period of last year. In an environment that is highly sensitive to price and which is characterized by demanding service requirements, we continue to pursue our strategy of offering a combination of qualities, including high levels of service, a full product portfolio and geographic coverage with a particular focus on broadband data products in the SME market.

2           Financial Review

2.1        Revenue

Telenet continues to enjoy an attractively balanced revenue mix. Total revenue from continuing operations increased by 15%; to €456.7 million in 1H 2007 from €396.2 million in 1H 2006. This result was partially driven by the acquisition of UPC Belgium as of December 31, 2006, while the organic growth was primarily driven by the strong subscriber growth in our residential broadband internet, telephony and iDTV services. The growth in internet revenue was again the most significant contributor, delivering approximately half of the total increase in the Group’s revenue compared to the same period last year. Almost 35% of our total revenue was generated by broadband internet, which remains Telenet’s flagship product and the core driver of growth in our overall business.

Our premium cable television revenue was €29.6 million for the first half of 2007, representing an increase of 30% compared to a year ago and clearly reflects the strong uptake of our iDTV product. Please note that these numbers exclude revenue from sales of iDTV set top boxes either directly to new iDTV customers or to retailers, which are reported within “Distributors / other”. On the other hand, revenue from set top box rentals is included within “Premium subscribers”. For the first half of 2007, sales of iDTV set top boxes contributed €7.1 million of revenue, compared to €13.1 million for 1H 2006. This decrease is a result of the introduction of set top box rentals, which generate recurring revenue while set top boxes sold are recognized immediately.

2.2        Expenses

Total operating expenses from continuing operations for the first half of 2007 rose 10% to €353.1 million from €322.2 million a year ago, partially influenced by the UPC Belgium acquisition. Almost one third of this growth is attributable to the acquisition of UPC Belgium. Within total operating expenses, costs of services provided amounted up to €270.2 million, representing a year-on-year increase of 10% related to – amongst the UPC Belgium acquisition – a general rise in personnel expenses, call center capacity and operating costs reflecting the intense enlargement of our customer base. On the other hand, the growth in selling, general and administrative (SG&A) expenses was 9%, reaching €82.9 million in 1H 2007, compared to €76.3 million in 1H 2006, mainly reflecting increased sales activity. As a result of a sustained focus on conscious cost control and various process oriented improvements, costs of services provided as a percentage of total revenue decreased to 59% in 1H 2007 from 62% for 1H 2006, and SG&A expenses as a percentage of total revenue decreased to 18% from 19% over the same periods.

2.3        EBITDA and Net result

EBITDA from continuing operations increased by 19% on a year-on-year basis to €217.9 million for the first half of 2007, from €182.5 million for the first half of 2006. We recorded an EBITDA margin of 48% in 1H 2007, compared to 46% in 1H 2006. Approximately one quarter of total growth in EBITDA was attributable to the acquisition of UPC Belgium, implying an organic EBITDA growth rate of 15% year-on-year.

Our net income for the first half of 2007 includes the one-time impact from our non-current deferred tax asset that has been set up for Telenet NV only, following the evaluation whether future taxable profits will allow deferred tax assets to be recovered. Based on current facts and circumstances, management believes that it will continue to benefit from these previously unrecognized deferred tax assets and has therefore recognized a non current deferred tax asset on the net operating losses from Telenet NV, which has resulted in a one-time favorable impact of €93.0 million in our profit and loss accounts.

Besides this non-recurring tax item, our net income further includes recurring items such as interest expenses, the favorable impact of changes in the fair value of our foreign currency and interest hedging instruments and regular deferred taxes. Our net interest expense slightly increased to €53.5 million for the first half of 2007 from €45.3 million a year ago. This increase is composed by, on one hand, the lifted debt balance following the UPC Belgium Acquisition and the 3-month EURIBOR interest rate increase due on the Senior Credit Facility. On the other hand, these effects were substantially offset by the reduction in our total debt following the debt prepayments under the Senior Credit Facility and Senior Notes between January and May 2006 and the lower margins we paid on our Senior Credit Facility as a result of the decreased leverage we attained and the refinancing of our Senior Credit Facility in May 2006. Net foreign exchange and derivatives expense generated a gain of €5.3 million during 1H 2007 compared to a gain of €8.6 million in 1H 2006. These changes are primarily a result of fluctuations in the fair value of the forward points on the foreign exchange forward contracts and the change in the fair value of our interest rate derivatives.

Our first half 2007 income tax expenses amounted to an income of €62.5 million compared to an expense of €17.1 million for the same period in the prior year. Excluding the favorable impact from the deferred tax asset of €93.0 million, our recurring income tax expenses are €30.5 million, of which the majority did not have any cash consequences.

Including all the factors described above our net income increased to €117.7 million for the first half of 2007 from a net loss from continuing operations of €1.1 million for 1H 2006. Note however that the 1H 2006 result included an expense of €21.4 million associated with the refinancing of the Senior Credit Facility in the second quarter of 2006. Excluding the one-time impacts from the deferred tax asset in 1H 2007 and the refinancing costs in 1H 2006, recurring net income for 1H 2007 was €24.7 million, compared to €20.2 million a year ago.

As of December 31, 2006, Telenet Group Holding and its subsidiaries had combined cumulative tax loss carry forwards of €698.9 million, which under current law do not expire and can be utilized if Telenet Group Holding and its subsidiaries generate sufficient current and future taxable income.

2.4        Cash flow and Liquidity

Net cash from operating activities increased to €189.3 million for 1H 2007 from €142.9 million for 1H 2006. This increase mainly reflects the higher operating margin achieved compared to the same period last year. We generated free cash flow (defined as cash flow from operations less cash used in investing activities) of €88.5 million in 1H 2007, more than double compared to the €44.1 million generated during 1H 2006.

The Company held €25.5 million of cash and cash equivalents as of June 30, 2007, as compared to €58.8 million as of December 31, 2006, reflecting several debt prepayments incurred during the first half of 2007. On June 29, 2007 Telenet fulfilled a second scheduled repayment of €11.0 million under Tranche A of the Senior Credit Facility and on April 30, 2007 and June 29, 2007 executed voluntary prepayments of €50.0 million each under Tranche B revolver of the Senior Credit Facility using excess cash on the balance sheet.

2.5        Capital expenditures

Capital expenditures were €100.5 million for the first half of 2007, compared to €98.2 million for the same period last year. Included in both numbers are the capital expenditures on land and building construction related to our office extension of €12.0 million and €10.1 million respectively. On a recurring basis, a significant portion of our capital expenditure was related to subscriber growth or network growth related. The balance represented fixed capital expenditures such as network investments and replacements. As a percentage of revenue, total capital expenditures decreased to 22% in 1H 2007 from 25% for the same period last year. However, this result also reflected fluctuations in investments recorded in our network upgrade project.

3           Outlook and Other information

3.1        Outlook

Having completed the first half of 2007, we re-affirm our full year 2007 outlook. Our first half year enjoyed solid subscriber additions, primarily boosted by a strong performance in our first quarter while our second quarter was in line with the seasonal trends in our business. We recorded a strong EBITDA margin of 48%, but believe this is not necessarily representative of our future performance in the second half of 2007.  We will continue to seek an optimal balance of growth versus financial performance. We are aware of the intensified competitive environment and therefore will constantly evaluate our offering to our customers. Presenting our customers an attractive combination of qualitative products and high service levels at an innovative price remains our primary commitment.

Our UPC Belgium integration is on course in terms of contribution to our overall business growth and we expect to benefit from our own branded multi-play offerings launched at the beginning of July 2007.

In line with the estimated seasonality in our network upgrade programs, we assume capital expenditures to increase during the second half of 2007 as the majority of projects will be then running on their full implementation mode.

All items taken into consideration, we believe that the Company is well on track to achieve its outlook for the full year 2007:

Revenue growth:	12-15%
EBITDA margin:	> 45%
Capital expenditures(1):	€210 – 230 million

(1) excludes projected expenditure related to our headquarters building from 2006 to 2008, which will be funded by a finance lease, but includes capital expenditures supporting Digibox and Digicorder rental offering.

3.2        Dividend policy

Certain articles under Belgian company law and under Telenet Group Holding’s Articles of Association restrict the ability of Telenet Group Holding to make dividend payments until certain minimum reserves are attained.  In addition, our group’s Senior Credit Facility and the indentures governing the Telenet Communications Senior Notes and Telenet Group Holding Senior Discount Notes impose significant restrictions on our ability to make dividends or other distributions.  As a result, our ability to pay dividends relies on numerous factors, the impact of which we can not forecast with certainty.

3.3        Procedures of the Independent Auditor

The statutory auditors, PricewaterhouseCoopers Reviseurs d’Entreprises SCCRL, represented by Bernard Gabriëls, have confirmed that their review procedures, which are substantially complete, have not revealed any significant matters requiring adjustment of the first half of 2007 condensed consolidated income statement, balance sheet, or statements of cash flows and changes in Group shareholders’ equity included in this press release.

3.4        Subsequent events

•                  Debt refinancing plan

On August 1, 2007 Telenet Bidco NV, an indirect subsidiary of Telenet, executed a new senior credit facility agreement (the “Telenet Credit Facility”). The Telenet Credit Facility provides for (i) a €1,700.0 million eight-year Term Loan B Facility, (ii) a €425.0 million seven-year Term Loan A Facility and (iii) a €175.0 million seven-year Revolving Facility. The Telenet Term Loan A Facility and the Telenet Term Loan B Facility, with respect to the first €1,300.0 million, are available to be drawn under the Telenet Term Loan A Facility and the Telenet Term Loan B Facility, from the Signing Date (subject to satisfaction of conditions precedent) up to and including September 28, 2007, provided that a request for a Telenet Term Loan B Facility loan may not be submitted until the Telenet Term Loan A Facility has been drawn in full or will be drawn in full simultaneously with the relevant Telenet Term Loan B Facility loan. Any amount of the Telenet Term Loan B Facility in excess of the first €1,300.0 million is available to be drawn from the Signing Date (subject to satisfaction of conditions precedent) up to and including January 31, 2008.  The Telenet Revolving Facility is available to be drawn from the Signing Date (subject to satisfaction of conditions precedent) to the date falling one month before the final maturity date of the Telenet Revolving Facility.

The proceeds of the Telenet Term Loan A Facility and Telenet Term Loan B Facility, in the case of the first €1,300.0 million to be drawn, may be used to (i) refinance the Telenet Senior Credit Facility, the Telenet Senior Discount Notes and the Telenet Senior Notes and (ii) pay any fees and expenses incurred in connection with the Telenet Credit Facility.  Any remaining availability under the Telenet Term Loan A Facility and Telenet Term Loan B Facility may be (i) used to fund a payment to shareholders via a dividend or intercompany loan or (ii) upstreamed to Telenet to fund a capital reduction.

In addition to customary restrictive covenants, prepayment requirements and events of default, the Telenet Credit Facility requires compliance with a Net Total Debt to Consolidated Annualized EBITDA covenant, each capitalized term as defined in the Telenet Credit Facility.  The Borrower under the Telenet Credit Facility is permitted to make certain distributions and restricted payments to its shareholders subject to compliance with applicable covenants.  The Telenet Credit Facility is secured by a pledge over the shares of the Borrower and pledges over certain intercompany and subordinated shareholder loans.  The pricing of the Telenet Credit Facility will be finalized prior to closing but is subject to a pre-agreed cap.

On August 6, 2007, Telenet announced that approximately €665.0 million of the cash proceeds from the Telenet Credit Facility will be used to fund a distribution to shareholders by way of a capital reduction of approximately €6.00 per share. This distribution, which is subject to shareholder approval, is expected to take place during the fourth quarter of 2007.

•                  Decision on Interkabel injunction

Following the failure of negotiations and mediation with Interkabel regarding the scope of its exclusive usage rights in the Interkabel cable network, Telenet submitted its dispute to the Brussels Courts.

On July 5, 2007, the President of the Court of First Instance of Brussels confirmed, following a prima facie analysis, Telenet’s exclusive rights with respect to the disputed services and granted an injunction ordering Interkabel to refrain from directly or indirectly announcing, offering, supplying or promoting certain interactive services.

On July 26, 2007, Interkabel filed an appeal against the July 5 decision.

•                  Exercise of Subordinated Debt Warrants

During the last week of July 2007, the Company has been informed by certain holders of Subordinated Debt Warrants that they intend to exercise in aggregate 3,261,960 Subordinated Debt Warrants. Approximately 45% of aggregate Subordinated Debt Warrants will be exercised at the Penny Warrant price of €0.01, in accordance with the cashless exercise procedure set out in the issue terms of the Subordinated Debt Warrants, whereas approximately 55% of aggregate Subordinated Debt Warrants will be exercised at the exercise price of €40.00 per Subordinated Debt Warrant, to be paid in cash.

Each Subordinated Debt Warrant exercised at the €40.00 exercise price gives the right to subscribe for 3 shares of the Company. In accordance with the issue terms of the Subordinated Debt Warrants, the Company has instructed an independent investment bank to determine the fair market value of a share of the Company, in view of determining the number of shares to be issued pursuant to the exercise of the Subordinated Debt Warrants at the Penny Warrant price. The new shares will in principle be issued on or around August 10, 2007.

4        Telenet Group Holding NV – Selected EU GAAP consolidated statement of operations detail

As of and for the periods ended	June 30, 2007	June 30, 2006	Change %

RGUs (in thousands)

Homes passed - Telenet Network	1,723	1,707	1%
Homes passed - Partner Network	820	812	1%
Homes passed - Telenet Brussels Netw.	187	—	n/a

Television
Basic analog TV	1,412	1,450	-3%
Basic digital TV	314	154	104%
Total basic TV	1,726	1,604	8%

Premium TV - Telenet & TN Brussels Netw.	14	25	-46%
Premium TV - Partner Network	25	33	-24%
iDTV - Telenet Network	309	154	101%
Total Premium TV	348	212	64%

Internet
Residential Broadband Internet	798	644	24%
Business Broadband Internet	28	25	11%
Total Broadband Internet	826	669	23%

Telephony
Residential Telephony	492	393	25%
Business Telephony	8	6	27%
Total Telephony	500	399	25%

Mobile telephony (active SIM cards)	37	—	n/a

Total RGUs (excl. Mobile telephony)	3,400	2,884	18%

Churn for the three months ended

Basic cable television	6.7%	5.1%
Residential broadband internet	6.9%	8.0%
Residential telephony	7.1%	8.9%

Unique Customer Information on Telenet Network

RGUs per unique customers	1.54	1.45	6%
Total unique customers (in thousands)	1,596	1,604	0%
ARPU per unique customer (for the three months ended, in € / month)	29.9	26.4	13%

5        Telenet Group Holding NV – Selected EU GAAP condensed consolidated statements

5.1     Selected EU GAAP consolidated statement of operations detail (unaudited)

(€ in millions, except percentages and per share amounts)	For the three months ended June 30,		%	For the six months ended June 30,		%
	2007	2006	Change	2007	2006	Change

Revenue Continuing Operations
Basic cable television	55.4	49.7	11%	110.3	99.5	11%
Premium cable television	15.6	11.7	33%	29.6	22.8	30%
Distributors / other	7.3	9.0	-19%	17.0	17.4	-2%
Residential broadband internet	80.3	65.9	22%	158.8	129.8	22%
Residential telephony	49.9	44.6	12%	98.3	89.1	10%
Business services	21.3	19.1	12%	42.7	37.7	13%

Subtotal Continuing Operations	229.8	200.0	15%	456.7	396.2	15%

Revenue Discontinued Operations	—	2.0		—	4.2
Total	229.8	202.1		456.7	400.4

Expenses
Costs of services provided	(135.8)	(125.4)	8%	(270.2)	(245.8)	10%

Gross Profit	94.1	74.6	26%	186.5	150.4	24%

Selling, general and administrative costs	(40.7)	(37.3)	9%	(82.9)	(76.3)	9%

Operating profit	53.4	37.3	43%	103.5	74.0	40%

Finance costs, net	(24.2)	(38.2)	-37%	(48.2)	(58.1)	-17%
Net profit (loss) before income taxes	29.2	(1.0)	n/a	55.2	16.0	n/a
Income tax expense	77.8	(5.3)	n/a	62.5	(17.1)	n/a

Net income (loss) from continuing operations	106.9	(6.2)	n/a	117.7	(1.1)	n/a

EBITDA	111.6	93.8	19%	217.9	182.5	19%
EBITDA margin	49%	47%		48%	46%

Weighted average shares outstanding	101,743,874	100,549,585		101,528,841	100,408,657
Basic net earnings per share	1.06	(0.06)		1.16	(0.01)
Diluted net earnings per share	1.01	(0.06)		1.10	(0.01)

Expenses by Nature
Employee benefits	31.1	24.4	27%	62.4	52.5	19%
Depreciation	44.2	44.5	-1%	86.8	84.6	3%
Amortization	12.2	10.9	12%	24.0	21.5	12%
Amortization of broadcasting rights	1.8	1.1	64%	3.6	2.4	50%
Network operating and service costs	64.7	61.2	6%	129.9	120.4	8%
Advertising, sales and marketing	13.4	13.7	-2%	27.6	27.7	0%
Other costs	9.1	9.1	0%	18.8	17.4	8%

Total Expenses	176.4	164.9	7%	353.1	326.6	8%

Attributable to continued operations	176.4	162.7	8%	353.1	322.2	10%
Attributable to discontinued operations	—	2.2	n/a	—	4.4	n/a

5.2        EU GAAP Condensed consolidated statement of operations (unaudited)

(€ in millions, except percentages and per share amounts)	For the three months ended June 30,		%	For the six months ended June 30,		%
	2007	2006	Change	2007	2006	Change

Revenue	229.8	200.0	15%	456.7	396.2	15%
Costs of services provided	(135.8)	(125.4)	8%	(270.2)	(245.8)	10%

Gross profit	94.1	74.6	26%	186.5	150.4	24%

Selling, general and administrative	(40.7)	(37.3)	9%	(82.9)	(76.3)	9%

Operating profit	53.4	37.3	43%	103.5	74.0	40%

Finance costs, net	(24.2)	(38.2)	-37%	(48.2)	(58.1)	-17%
Share of the loss of associates accounted for using the equity method	(0.0)	—	n/a	(0.1)	—	n/a

Net profit (loss) before income tax	29.2	(1.0)	n/a	55.2	16.0	n/a

Income tax income (expense)	77.8	(5.3)	n/a	62.5	(17.1)	n/a

Net income (loss) from continuing operations	106.9	(6.2)	n/a	117.7	(1.1)	n/a

Discontinued operations
Loss from discontinued operations	—	(0.2)	n/a	—	(0.2)	n/a

Net income (loss)	106.9	(6.4)	n/a	117.7	(1.3)	n/a

Basic earnings (loss) per share	1.05	(0.06)		1.16	(0.01)
Diluted earnings (loss) per share	1.00	(0.06)		1.10	(0.01)

5.3        EU GAAP Condensed consolidated statement of cash flows (unaudited)

	For the six months ended June 30,		%
(€ in millions)	2007	2006	Change

Cash flows provided by operating activities	189.3	142.9	33%
Cash flows used in investing activities	(100.8)	(98.8)	2%
Cash flows used in financing activities	(121.9)	(181.1)	-33%
Net decrease in cash and cash equivalents	(33.3)	(137.1)	-76%

5.4        EU GAAP Condensed consolidated balance sheets (unaudited)

(€ in thousands)	Jun 30, 2007	Dec 31, 2006

ASSETS
Non-current Assets:
Property and equipment, net	996.0	973.4
Goodwill	1,102.2	1,148.7
Other intangible assets, net	278.1	278.8
Other assets	96.3	2.3
Total non-current assets	2,472.6	2,403.3

Current Assets:
Trade receivables, net	106.3	105.6
Other current assets	22.0	24.4
Cash and cash equivalents	25.5	58.8
Total current assets	153.8	188.8

TOTAL ASSETS	2,626.4	2,592.1

EQUITY AND LIABILITIES
Equity:
Contributed capital	1,663.4	1,656.6
Other reserves	891.7	891.5
Hedging reserves	(3.7)	(3.6)
Retained loss	(1,705.2)	(1,822.9)
Total equity	846.2	721.7

Non-current Liabilities:
Long-term debt, less current portion	1,207.8	1,330.8
Derivative financial instruments	35.6	36.5
Unearned revenue	13.8	14.8
Other liabilities	40.7	29.7
Total non-current liabilities	1,297.9	1,411.9

Current Liabilities:
Short-term borrowings	27.8	15.7
Current portion of long-term debt	66.4	59.8
Accounts payable	183.5	180.5
Accrued expenses and other current liabilities	72.7	79.5
Unearned revenue	132.0	123.2
Total current liabilities	482.3	458.6

Total liabilities	1,780.2	1,870.4

TOTAL EQUITY AND LIABILITIES	2,626.4	2,592.1